Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 13, 2012

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

RE:	Susquehanna Bancshares, Inc., Registration Statement on Form S-3ASR (Registration No. 333-165349)

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”) in connection with (i) the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (ii) the proposed offering and sale of up to $150,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2022 (the “Securities”) pursuant to that certain Underwriting Agreement, dated August 8, 2012 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule I to the Underwriting Agreement, and (iii) the filing by the Company of the Prospectus Supplement, dated August 8, 2012, relating to the issuance and sale of the Securities (the “Prospectus Supplement”) with the SEC pursuant to Rule 424(b) promulgated under the Act. The Securities will be issued pursuant to the provisions of an Indenture dated as of August 13, 2012, (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of August 13, 2012, between the Company and the Indenture Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Indenture, the Global Note representing the Securities, originals, or copies certified or otherwise identified to our satisfaction of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Susquehanna Bancshares, Inc.

August 13, 2012

We have also assumed for purposes of our opinion that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that when the Securities are duly authenticated by the Trustee and are delivered by the Company against receipt of the purchase price therefor as described in the Underwriting Agreement and the Prospectus Supplement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York and the Commonwealth of Pennsylvania, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Validity of notes” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP